EXHIBIT 5


                                                                 October 8, 1998




Tanknology-NDE International, Inc.
8900 Shoal Creek Blvd.
Building 200
Austin, Texas   78757

Gentlemen:

     In connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by Tanknology-NDE International, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 6,250,000 shares of common stock of the Company, par value $.0001 per share ("Common Stock"), that may be issued pursuant to the 1989 Long-Term Incentive Plan and 1995 Incentive Plan for Non-Management Employees (the "Plans"), certain legal matters in connection with those shares of Common Stock are being passed on for the Company by us. At your request, this opinion is being furnished for filing as Exhibit 5 to the Registration Statement.

     In our capacity as your counsel in the connection referred to above, we have examined the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In connection with this opinion, we have relied on certificates of officers of the Company with respect to the accuracy of material factual matters contained in or covered by the certificates referred to above.

     Based on and subject to the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

     2. On the issuance of shares of Common Stock pursuant to the provisions of the Plans and the related award agreements authorized and approved by the Compensation Committee of the Board of Directors of the Company for consideration at least equal to the par value of those shares, those shares of Common Stock will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.




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                                                                 October 8, 1998


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                 /s/ BAKER & BOTTS, L.L.P.
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